As filed with the Securities and Exchange Commission on February 18, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

HAWAIIAN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	71-0879698
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819

(Address of principal executive offices) (Zip code)

Hawaiian Holdings, Inc. 2005 Stock Incentive Plan

(Full title of the plan)

Mark B. Dunkerley

President and Chief Executive Officer

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

(Name and address of agent for service)

(808) 835-3700

(Telephone number, including area code, of agent for service)

Copies to:

Hoyt H. Zia, Esq.	Aaron J. Alter, Esq.
Hawaiian Holdings, Inc.	Wilson Sonsini Goodrich & Rosati, P.C.
3375 Koapaka Street, Suite G-350	650 Page Mill Road
Honolulu, Hawaii 96819	Palo Alto, CA 94304-1050
(808) 835-3700	(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock $0.01 par value	7,300,000	$7.07	(2)	$51,611,000.00	$5,992.04

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of common stock as may be issued or issuable as a result of stock split, stock dividend or similar transaction declared at any time by the Board of Directors while this Registration Statement is in effect.

(2)          Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low price per share of Registrant’s Common Stock as reported on the Nasdaq Global Market on February 16, 2011.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENTS

This Registration Statement on Form S-8 is being filed by Hawaiian Holdings, Inc. (the “Registrant”) to register 7,300,000 shares of Common Stock of the Registrant, $0.01 par value (the “Common Stock”), which may be issued and sold under the Registrant’s 2005 Stock Incentive Plan (the “Plan”).  On May 26, 2010, the addition of such 7,300,000 shares to the Plan was approved by the stockholders.  These shares are being registered in addition to the shares of Common Stock previously registered under the Plan (Reg. No. 333-127732).  Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8, Registration No. 333-127732, filed with the Securities and Exchange Commission (the “Commission”) on August 19, 2005, are hereby incorporated in this Registration Statement by reference to the extent not replaced hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*Information Required by Part I of Form S-8.  The document(s) setting forth the information specified in Part I of this Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Form S-8 pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are on file at Registrant’s principal executive offices and available, without charge, upon written request to: Secretary, 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) in this Registration Statement:

(a)                                  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 filed on February 11, 2011;

(b)                                 All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

(c)                                  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A as filed with the Commission on May 30, 2008, as amended on Form 8-A/A filed with the Commission on November 5, 2009 pursuant to Section 12(b) of the Exchange Act.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed with the rules of the Securities and Exchange Commission shall not be deemed to be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act which also is incorporated or is deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Certificate of Incorporation limits the liability of directors, for monetary damages for breaches of fiduciary duties as a director, to the fullest extent permitted by Delaware law. The Registrant’s By-laws provide for the indemnification of the Registrant’s directors and officers and state that the Registrant shall pay the expenses (including attorneys’ fees) incurred by a director or officer defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Registrant’s By-laws or otherwise.

Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section. The Registrant maintains a global Directors’ and Officers’ liability insurance policy that provides coverage to the Registrant’s directors and officers.

The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers to the fullest extent not prohibited by law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
4.1

Hawaiian Holdings, Inc. 2005 Stock Incentive Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on March 26, 2010, File No. 001-31443)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

Item 9.  Undertakings.

(a)                                  The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on this 18th day of February, 2011.

HAWAIIAN HOLDINGS, INC.

By:	/s/ Peter R. Ingram
Peter R. Ingram
Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark B. Dunkerley and Peter R. Ingram, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark B. Dunkerley	President, Chief Executive Officer and Director	February 18, 2011
Mark B. Dunkerley	(principal executive officer)

/s/ Peter R. Ingram	Executive Vice President, Chief Financial Officer and Treasurer	February 18, 2011
Peter R. Ingram	(principal financial officer)

/s/ Lawrence S. Hershfield	Chairman of the Board of Directors	February 18, 2011
Lawrence S. Hershfield

/s/ Gregory S. Anderson	Director	February 18, 2011
Gregory S. Anderson

/s/ L. Todd Budge	Director	February 18, 2011
L. Todd Budge

Signature	Title	Date

/s/ Donald J. Carty	Director	February 18, 2011
Donald J. Carty

/s/ Randall L. Jenson	Director	February 18, 2011
Randall L. Jenson

/s/ Bert T. Kobayashi, Jr.	Director	February 18, 2011
Bert T. Kobayashi, Jr.

/s/ Crystal K. Rose	Director	February 18, 2011
Crystal K. Rose

/s/ Samson Poomaihealani	Director (IAM Designee)	February 18, 2011
Samson Poomaihealani

/s/ William S. Swelbar	Director (AFA Designee)	February 18, 2011
William S. Swelbar

/s/ Brian E. Boyer	Director (ALPA Designee)	February 18, 2011
Brian E. Boyer

EXHIBIT INDEX

Exhibit No.	Description
4.1

Hawaiian Holdings, Inc. 2005 Stock Incentive Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on March 26, 2010, File No. 001-31443)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)